                                            Exhibit 16
August 11, 2021
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
We have read STEM, Inc. statements (formally known as Star Peak Energy Transition Corp.) included under Item 4.01 of its Form 8-K dated August 11, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 11, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,
/s/ WithumSmith+Brown, PC
New York, New York